Exhibit 8.1
SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation or Organization
AM BD GP JV, S.A.P.I. de C.V. *	Mexico
Badurey S.A.	Uruguay
Click Hoteles.com, LLC	Delaware, United States of America
Decolar.com Ltda.	Brazil
Decolar.com, Inc.	Delaware, United States of America
Despegar Colombia S.A.S.	Colombia
DespegarEcuador S.A.	Ecuador
Despegar.com Chile SpA.	Chile
Despegar.com México, S.A. de C.V.	Mexico
Despegar.com Perú S.A.C.	Peru
Despegar.com USA, Inc.	Delaware, United States of America
Despegar.com.ar S.A.	Argentina
DFinance Holding Ltda.	Brazil
Holidays S.A.	Uruguay
Jamiray International S.A. *	Uruguay
Koin Administradora de Cartões e Meios de Pagamento S.A.	Brazil
Koin (BVI) Limited	British Virgin Islands
Rivamor S.A.	Uruguay
Ruotej S.A.	Uruguay
Ruselmy S.A.	Uruguay
Satylca S.C.A.	Uruguay
Servicios Online 3351 de Venezuela C.A.	Venezuela
South Net Turismo S.A.U.	Argentina
Stays S.A.	Brazil
Travel Reservations S.R.L.	Uruguay
Viajes Beda, S.A. de C.V.	Mexico
Xirex Contigo S.A.P.I. de C.V. SOFOM, E.N.R.	Mexico
*In process of dissolution